Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

                      June 28, 2000

ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel to ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), in connection with a registration statement on Form S-8 relating to the sale by the Company from time to time of up to 4,350,000 shares (the "Shares") of common stock, par value $.20 per share, of the Company. The Shares will be issuable under the ADC/PairGain 1993 Stock Option Plan, the ADC/PairGain 1996 Stock Option Plan and the ADC/PairGain Directors Stock Option Plan (the "Plans").

    We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

    Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

    Our opinions expressed above are limited to the laws of the State of Minnesota.

    We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Plans.

                      Very truly yours,

                      /s/ Dorsey & Whitney LLP

RAK